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                                                                 Exhibit 23.3

                           CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus (expected to be filed on or about September 12, 1997) of Crossmann Communities, Inc,. For the registration of 62,276 shares of its common stock of our report date February 1, 1995, except for the 1995 Transaction portion of Note 5 to the 1994 financial statements as to which the date is March 28, 1995, with respect to the consolidated financial statements of Crossmann Communities, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                             ERNST & YOUNG LLP

Indianapolis, Indiana
September 10, 1997